Exhibit 99.3

Case 3:04-cv-01931	Document 136	Filed 03/18/2008	Page 1 of 9
(STAMP)
UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

MATT BRODY,	§
§
Plaintiff,	§	Cause No. 3-04-CV-1931-K
§
§
ZIX CORPORATION, et al.,	§	ECF
§
Defendants.	§
ORDER FOR NOTICE AND HEARING
     WHEREAS, on March 7, 2008, the parties to the above-entitled action (the “Action”) entered into a Stipulation and Agreement of Settlement (the “Stipulation”) which is subject to review under Rule 23 of the Federal Rules of Civil Procedure and which, together with the exhibits thereto, sets forth the terms and conditions for the proposed settlement of the claims alleged in the Complaint on the merits and with prejudice; and the Court having read and considered the Stipulation and the accompanying documents; and the parties to the Stipulation having consented to the entry of this Order; and all capitalized terms used herein having the meanings defined in the Stipulation;
     NOW THEREFORE, IT IS HEREBY ORDERED, this 18th day of March, 2008 that:
     1. Pursuant to Rules 23(a) and (b)(3) of the Federal Rules of Civil Procedure, and for the purposes of the Settlement only, this Action is hereby certified as a class action on behalf of all persons and entities who purchased or otherwise acquired Zix Corporation (“Zix”) common stock between October 30, 2003 and May 4, 2004, inclusive, and who were damaged thereby. Excluded from the Class are Defendants, the

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officers and directors of the company and its subsidiaries and affiliates at all relevant times, members of their immediate families and their legal representatives, heirs, successors or assigns and any entity in which any Defendant has or had a controlling interest.
     2. The Court finds, for the purposes of the Settlement only, that the prerequisites for a class action under Rules 23(a) and (b)(3) of the Federal Rules of Civil Procedure have been satisfied in that: the number of Class Members is so numerous that joinder of all members thereof is impracticable; there are questions of law and fact common to the Class; the claims of the named representative are typical of the claims of the Class they seek to represent; the Lead Plaintiffs and Co-Lead Counsel will fairly and adequately represent the interests of the Class; the questions of law and fact common to the members of the Class predominate over any questions affecting only individual members of the Class; and a class action is superior to other available methods for the fair and efficient adjudication of the controversy.
     3. Pursuant to Rule 23 of the Federal Rules of Civil Procedure, and for the purposes of the Settlement only, Lead Plaintiffs Terry Shinabarker and Carlo D’Amico are certified as Class Representatives.
     4. The Court has reviewed the Stipulation and preliminarily finds the Settlement set forth therein to be fair, reasonable, and adequate, subject to further consideration at the Settlement Fairness Hearing described below.
     5. A hearing (the “Settlement Fairness Hearing”) pursuant to Rule 23(e) of the Federal Rules of Civil Procedure is hereby scheduled to be held before the Court on June 16, 2008, at 10:00 a.m. for the following purposes:

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          (a) to finally determine whether this Action satisfies the applicable prerequisites for class action treatment under Rules 23(a) and (b) of the Federal Rules of Civil Procedure;
          (b) to determine whether the proposed Settlement is fair, reasonable, and adequate, and should be approved by the Court;
          (c) to determine whether the Order and Final Judgment as provided under the Stipulation should be entered, dismissing the Complaint filed herein, on the merits and with prejudice, and to determine whether the release by the Class of the Settled Claims, as set forth in the Stipulation, should be provided to the Released Parties;
          (d) to determine whether the proposed Plan of Allocation for the proceeds of the Settlement is fair and reasonable, and should be approved by the Court;
          (e) to consider Co-Lead Counsel’s application for an award of attorneys’ fees and expenses;
          (f) to consider Lead Plaintiffs’ application for reimbursement of time and expenses (including lost wages); and
          (g) to rule upon such other matters as the Court may deem appropriate.
     6. The Court reserves the right to approve the Settlement with or without modification and with or without further notice of any kind. The Court further reserves the right to enter its Order and Final Judgment approving the Stipulation and dismissing the Complaint on the merits and with prejudice regardless of whether it has approved the Plan of Allocation or awarded attorneys’ fees and expenses.
     7. The Court approves the form, substance and requirements of the Notice of Pendency of Class Action and Proposed Settlement, Motion for Attorneys’ Fees and

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Settlement Fairness Hearing (the “Notice”) and the Proof of Claim form, annexed hereto as Exhibits 1 and 2 respectively.
     8. The Court approves the appointment of Epiq Systems as the Claims Administrator. The Claims Administrator shall cause the Notice and the Proof of Claim, substantially in the forms annexed hereto, to be mailed, by first class mail, postage prepaid, on or before March 29, 2008, to all Class Members who can be identified with reasonable effort. The Defendants shall cause Zix’s transfer records and shareholder information to be made available to the Claims Administrator, at no cost to Lead Plaintiffs, the Class, Co-Lead Counsel, or the Claims Administrator, for the purpose of identifying and giving notice to the Class. The Claims Administrator shall use reasonable efforts to give notice to nominee purchasers such as brokerage firms and other persons or entities who purchased or otherwise acquired Zix common stock during the Class Period as record owners but not as beneficial owners. Such nominee purchasers are directed, within seven (7) days of their receipt of the Notice, to either forward copies of the Notice and Proof of Claim to their beneficial owners, or to provide the Claims Administrator with lists of the names and addresses of the beneficial owners, and the Claims Administrator is ordered to send the Notice and Proof of Claim promptly to such identified beneficial owners. Nominee purchasers who elect to send the Notice and Proof of Claim to their beneficial owners shall send a statement to the Claims Administrator confirming that the mailing was made as directed. Additional copies of the Notice shall be made available to any record holder requesting such for the purpose of distribution to beneficial owners, and such record holders shall be reimbursed from the Gross Settlement Fund, upon receipt by the Claims Administrator of proper documentation, for the

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reasonable expense of sending the Notices and Proofs of Claim to beneficial owners. Co-Lead Counsel shall, at or before the Settlement Fairness Hearing, file with the Court proof of mailing of the Notice and Proof of Claim.
     9. The Court approves the form of Publication Notice of the pendency of this class action and the proposed Settlement in substantially the form and content annexed hereto as Exhibit 3 and directs that Co-Lead Counsel shall cause the Publication Notice to be published in The Wall Street Journal and Investor’s Business Daily and transmitted over Business Wire within ten days of the mailing of the Notice. Co-Lead Counsel shall, at or before the Settlement Fairness Hearing, file with the Court proof of publication of the Published Notice.
     10. The form and content of the Notice, and the method set forth herein of notifying the Class of the Settlement and its terms and conditions, meet the requirements of Rule 23 of the Federal Rules of Civil Procedure, Section 27 of the Securities Act of 1933,15 U.S.C. § 77z-l(a)(7) as amended by the Private Securities Litigation Reform Act of 1995, Section 21D(a)(7) of the Securities Exchange Act of 1934,15 U.S.C. § 78u-4(a)(7) as amended by the Private Securities Litigation Reform Act of 1995, and due process, constitute the best notice practicable under the circumstances, and shall constitute due and sufficient notice to all persons and entities entitled thereto.
     11. In order to be entitled to participate in the Net Settlement Fund, in the event the Settlement is effected in accordance with the terms and conditions set forth in the Stipulation, each Class Member shall take the following actions and be subject to the following conditions:
          (a) A properly executed Proof of Claim and Release form (the “Proof

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of Claim”), substantially in the form attached hereto as Exhibit 2, must be submitted to the Claims Administrator, at the Post Office Box indicated in the Notice, postmarked not later than July 27, 2008. Such deadline may be further extended by Court Order. Each Proof of Claim shall be deemed to have been submitted when postmarked (if properly addressed and mailed by first class mail, postage prepaid) provided such Proof of Claim is actually received prior to the motion for an order of the Court approving distribution of the Net Settlement Fund. Any Proof of Claim submitted in any other manner shall be deemed to have been submitted when it was actually received at the address designated in the Notice.
          (b) The Proof of Claim submitted by each Class Member must satisfy the following conditions: it must be properly completed, signed and submitted in a timely manner in accordance with the provisions of the preceding subparagraph; it must be accompanied by adequate supporting documentation for the transactions reported therein, in the form of broker confirmation slips, broker account statements, an authorized statement from the broker containing the transactional information found in a broker confirmation slip, or such other documentation as is deemed adequate by Co-Lead Counsel; if the person or entity executing the Proof of Claim is acting in a representative capacity, a certification of his, her or its current authority to act on behalf of the Class Member must be included in the Proof of Claim; and the Proof of Claim must be complete and contain no material deletions or modifications of any of the printed matter contained therein and must be signed under penalty of perjury.
          (c) As part of the Proof of Claim, each Class Member shall submit to the jurisdiction of the Court with respect to the claim submitted, and shall (subject to

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effectuation of the Settlement) release all Settled Claims as provided in the Stipulation.
     12. Class Members shall be bound by all determinations and judgments in this Action, whether favorable or unfavorable, unless such persons or entities request exclusion from the Class in a timely and proper manner, as hereinafter provided. A Class Member wishing to make such request shall mail the request in written form by first class mail postmarked no later than May 18, 2008 to the address designated in the Notice. Such request for exclusion shall clearly indicate the name, address and telephone number of the person or entity seeking exclusion, that the sender requests to be excluded from the Class in Brody, et at. v. Zix Corp., et al, No. 3:04-CV-1931-K, and must be signed by such person or entity. Such persons or entities requesting exclusion are also directed to state: the date(s), price(s), and number(s) of shares of all purchases, acquisitions, and sales of Zix common stock during the Class Period. The request for exclusion shall not be effective unless it provides the required information and is made within the time stated above, or the exclusion is otherwise accepted by the Court.
     13. Class Members requesting exclusion from the Class shall not be entitled to receive any payment out of the Net Settlement Fund as described in the Stipulation and Notice.
     14. The Court will consider comments and/or objections to the Settlement, the Plan of Allocation, or the award of attorneys’ fees and reimbursement of expenses only if such comments or objections and any supporting papers are filed in writing with the Clerk of the Court, United States District Court for the Northern District of Texas, Dallas Division, United States Courthouse, 1100 Commerce Street, Room 1452, Dallas, Texas 75242, and copies of all such papers are served, on or before May 18, 2008,

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upon each of the following: Christopher L. Nelson, Esq., Schiffrin Barroway Topaz & Kessler, LLP, 280 King of Prussia Road, Radnor, Pennsylvania 19087 and Marvin Frank, Murray Frank & Sailer LLP, 275 Madison Avenue, Suite 801, New York, New York 10016, on behalf of the Lead Plaintiffs and the Class; and Anne M. Rbdgers, Esq., Fulbright & Jaworski L.L.P., Fulbright Tower, 1301 McKinney, Suite 5100, Houston, Texas 77010-3095 on behalf of the Defendants. Attendance at the hearing is not necessary; however, persons or entities wishing to be heard orally in opposition to the approval of the Settlement, the Plan of Allocation, and/or the request for attorneys’ fees are required to indicate in their written objection their intention to appear at the hearing. Persons or entities who intend to object to the Settlement, the Plan of Allocation, and/or Co-Lead Counsel’s application for an award of attorneys’ fees and expenses and desire to present evidence at the Settlement Fairness Hearing must include in their written objections the identity of any witnesses they may call to testify and exhibits they intend to introduce into evidence at the Settlement Fairness Hearing. Class Members do not need to appear at the hearing or take any other action to indicate their approval.
     15. Pending final determination of whether the Settlement should be approved, the Lead Plaintiffs, all Class Members, and each of them, and anyone who acts or purports to act on their behalf, shall not institute, commence or prosecute any action which asserts Settled Claims against any Released Party.
     16. As provided in the Stipulation, Co-Lead Counsel may pay the Claims Administrator the reasonable fees and costs associated with giving notice to the Class and the review of claims and administration of the Settlement out of the Gross Settlement Fund without further order of the Court.

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     17. If: the Settlement is terminated by Zix pursuant to 24 of the Stipulation; or any specified condition to the Settlement set forth in die Stipulation is not satisfied and Lead Plaintiffs or Zix elects to terminate the Settlement as provided in 23 of the Stipulation, then, in any such event, the Stipulation, including any amendment(s) thereof, and this Order for Notice and Hearing certifying the Class and appointing the Class Representatives for purposes of the Settlement shall be null and void, of no further force or effect, and without prejudice to any party, and may not be introduced as evidence or referred to in any actions or proceedings by any person or entity, and each party shall be restored to his, her or its respective position as it existed prior to the execution of the Stipulation.
     18. The Court retains exclusive jurisdiction over the Action to consider all further matters arising out of or connected with the Settlement.
Dated: March 18, 2008

/s/ ED KINKEADE
ED KINKEADE
UNITED STATES DISTRICT JUDGE

EXHIBIT A(1)

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UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

MATT BRODY,	§
§
Plaintiff,	§	Cause No. 3-04-CV-1931-K
§
§
ZIX CORPORATION, et al.,	§	ECF
§
Defendants.	§
NOTICE OF PENDENCY OF CLASS ACTION AND PROPOSED SETTLEMENT,
MOTION FOR ATTORNEYS’ FEES AND SETTLEMENT FAIRNESS HEARING
If you purchased or otherwise acquired Zix Corporation common stock between October
30, 2003 and May 4, 2004, inclusive, and were damaged thereby, then you may be eligible to receive a payment from a class action settlement.
A federal court authorized this notice. This is not a solicitation from a lawyer.
•	The settlement will provide a $5.6 million settlement fund for the benefit of investors who purchased or otherwise acquired shares of Zix Corporation (“Zix”) common stock between October 30, 2003 and May 4, 2004, inclusive, and were damaged thereby.

•	The settlement resolves a lawsuit alleging that Zix and certain of its officers and directors misled investors about its practices and its operations.

•	Your legal rights are affected whether you act or do not act. Read this notice carefully.
YOUR LEGAL RIGHTS AND OPTIONS IN THIS SETTLEMENT

SUBMIT A CLAIM FORM BY , 2008	The only way to get a payment.

EXCLUDE YOURSELF BY , 2008	Get no payment. This is the only option that allows you to ever be part of any other lawsuit against the Defendants and the other Released Parties about the Settled Claims.

OBJECT BY , 2008	Write to the Court about why you do not like the settlement, the Plan of Allocation, the application for an award of attorneys’ fees and reimbursement of expenses, or Lead Plaintiffs’ application for reimbursement of time and expenses (including lost wages).

GO TO A HEARING ON , 2008	Ask to speak in Court about the settlement.
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DO NOTHING	Get no payment. Give up rights.
•	These rights and options — and the deadlines to exercise them — are explained in this notice.

•	The Court in charge of this case still has to decide whether to approve the settlement. Payments will be made if the Court approves the settlement and after appeals, if any, are resolved. Please be patient.
SUMMARY NOTICE
Statement of Plaintiffs’ Recovery
Pursuant to the settlement described herein, a Gross Settlement Amount consisting of $5.6 million in cash, plus interest, has been established. Plaintiffs estimate that there were approximately 13,200,000 million shares of Zix common stock traded during the Class Period which may have been damaged. Plaintiffs estimate that, before deduction of Court-awarded attorneys’ fees and expenses, the average recovery per damaged share of Zix common stock traded during the Class Period is $0.421 under the settlement. The actual recovery per share of Zix common stock will depend on: (1) the number of claims filed; (2) when Class Members purchased and/or acquired their shares during the Class Period; (3) whether Class Members either sold their shares during the Class Period, or held their shares past the end of the Class Period; (4) administrative costs, including the costs of notice, for the Action; (5) the amount awarded by the Court for attorneys’ fees, costs, and expenses; (6) the amount awarded by the Court for reimbursement to the Lead Plaintiffs; and (7) the amount of additional out-of-pocket costs required for distribution of this Notice and processing claims. Distributions to Class Members will be made based on the Plan of Allocation set forth in this Notice. See the Plan of Allocation on pages [                    ].
Statement of Potential Outcome of Case
The parties disagree on both liability and damages and do not agree on the average amount of damages per share, if any, that would be recoverable if Plaintiffs were to have prevailed on each claim alleged. The issues on which the parties disagree include, but are not limited to: (a) whether Defendants made any material misstatements or omissions; (b) the amount by which Zix common stock was allegedly artificially inflated (if at all) during the Class Period; (c) the extent to which the various matters that Plaintiffs alleged were false and misleading influenced (if at all) the trading price of Zix common stock at various times during the Class Period, (d) the extent to which the various allegedly adverse material facts that Plaintiffs alleged were omitted influenced (if at all) the trading price of Zix common stock at various times during the Class Period;(e) whether any purchasers/acquirers of Zix common stock have suffered damages as a result of the alleged misstatements and omissions in Zix’s public statements; (f) the extent of such damages, assuming they exist; (g) the appropriate economic model for measuring damages;

[1]	An allegedly damaged share might have been traded more than once during the Class Period, and the indicated average recovery would be the total for all purchasers of that share.
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and (h) the extent to which external factors, such as general market and industry conditions, influenced the trading price of Zix common stock at various times during the Class Period.
The Defendants deny that they did anything wrong, deny any liability to Plaintiffs, and deny that Plaintiffs have suffered any losses attributable to Defendants’ actions. While Plaintiffs believe they have meritorious claims, Plaintiffs recognize that they face significant obstacles to recovery.
Statement of Attorneys’ Fees and Costs Sought
Co-Lead Counsel are moving the Court to award attorneys’ fees from the Gross Settlement Fund in a total amount not to exceed 33 1/3% of the Gross Settlement Fund. Co-Lead Counsel will also move the Court for reimbursement of expenses not to exceed $200,000. The requested fees and expenses would amount to an average reduction of the per damaged share recovery of $0.16. Co-Lead Counsel have expended considerable time and effort in the prosecution of this litigation on a contingent fee basis, and have advanced the expenses of the litigation, in the expectation that if they were successful in obtaining a recovery for the Class they would be paid from such recovery. In this type of litigation it is customary for counsel to be awarded a percentage of the common fund recovery as their attorneys’ fees.
Further Information
Further information regarding the Action and this Notice may be obtained by contacting Co-Lead Counsel: Christopher L. Nelson, Esq., Schiffrin Barroway Topaz & Kessler, LLP, 280 King of Prussia Road, Radnor, Pennsylvania 19087, 610-667-7706 or Marvin Frank, Murray Frank & Sailer LLP, 275 Madison Avenue, Suite 801, New York, New York 10016, 866-523-4842
Reasons for the Settlement
For Plaintiffs, the principal reason for the settlement is the benefit to be provided to the Class now. This benefit must be compared to the risk that no recovery might be achieved after a contested trial and likely appeals, possibly years into the future. More specifically, while Co-Lead Counsel believed that Lead Plaintiffs’ claims have merit, they assessed that this settlement avoids the risk that even if the district court were to grant Lead Plaintiffs’ motion for class certification, the fifth Circuit could potentially overturn the district court’s decision based on current law. In that event, the likelihood that the Class would receive any recovery would be extremely low.
For Defendants, who deny all allegations of wrongdoing or liability whatsoever, the principal reason for the settlement is to eliminate the expense, risks, and uncertain outcome of the litigation.
[END OF COVER PAGE]
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WHAT THIS NOTICE CONTAINS
APP 49

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		Page

11.	When would I get my payment?	10

12.	What am I giving up to get a payment or to stay in the Class?	10

EXCLUDING YOURSELF FROM THE SETTLEMENT		12

13.	How do I get out of the proposed settlement?	12

14.	If I do not exclude myself, can I sue the Defendants and the other Released Parties for the Settled Claims later?	12

15.	If I exclude myself, can I get money from the proposed settlement?	13

THE LAWYERS REPRESENTING YOU		13

16.	Do I have a lawyer in this case?	13

17.	How will the lawyers be paid?	13

OBJECTING TO THE SETTLEMENT		13

18.	How do I tell the Court that I do not like the proposed settlement the Plan of Allocation, the application for attorneys’ fees and reimbursement of expenses or the application for reimbursement to Lead Plaintiffs?	13

19.	What is the difference between objecting and excluding?	15

THE COURTS SETTLEMENT FAIRNESS HEARING		15

20.	When and where will the Court decide whether to approve the proposed settlement?	15

21.	Do I have to come to the hearing?	15

22.	May I speak at the hearing?	15

IF YOU DO NOTHING		16

23.	What happens if I do nothing at all?	16

GETTING MORE INFORMATION		16

24.	Are there more details about the proposed settlement?	16

25.	How do I get more information?	16

PLAN OF ALLOCATION OF NET SETTLEMENT FUND AMONG CLASS MEMBERS		17
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Page

SPECIAL NOTICE TO SECURITIES BROKERS AND OTHER NOMINEES	21
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BASIC INFORMATION
1. Why did I get this notice package?
You or someone in your family may have purchased or otherwise acquired Zix Corporation common stock between October 30, 2003 and May 4, 2004, inclusive, and been damaged thereby.
The Court directed that this Notice be sent to Class Members because they have a right to know about a proposed settlement of a class action lawsuit, and about all of their options, before the Court decides whether to approve the settlement. If the Court approves the settlement, and after objections and appeals are resolved, an administrator appointed by the Court will make the payments that the settlement allows.
This package explains the lawsuit, the settlement, Class Members’ legal rights, what benefits are available, who is eligible for them, and how to get them.
The Court in charge of the case is the United States District Court for the Northern District of Texas, Dallas Division, and the case is known as Matt Brody v. Zix Corp., et al., No. 3:04-CV-1931-K. This case was assigned to United States District Judge Ed Kinkeade. The people who sued are called Plaintiffs, and the company and the persons they sued and whom the Court has not dismissed from the case in previous rulings are called Defendants.
Defendants named in the Complaint in this case who have not been dismissed in previous rulings are: Zix Corporation; and John A. Ryan, Daniel S. Nutkis, Ronald A. Woessner, Steve M. York, Dennis F. Heathcote, Russell J. Morgan, and Wael Mohamed (the “Individual Defendants, and together with Zix, the “Defendants”).
2. What is this lawsuit about?
Zix is a development stage technology company. Starting in 1998, Zix developed and marketed several different products for encrypting and securing e-mail. In July 2003, Zix entered the electronic prescription market by acquiring the assets and business of PocketScript, LLC, a privately held startup company that was developing e-prescribing systems for the healthcare industry.
Beginning on September 3, 2004, six class actions alleging violations of federal securities laws—Matt Brody v. Zix Corp., et al., No. 3:04-CV-1931; Hershell Warner v. Zix Corp., et al., No. 3:04-CV-1998; Maurice Silber v.Zix Corp., et al., No. 3:04-CV-20I8; Charles Dechter v. Zix Corp., et a.l., No. 3:04-CV-2041; DavidB. Lile v. Zix Corp., et al., No. 3:02-CV-2161; and Jerome Lievre v. Zix Corp., et al., No. 3:04-CV-02337—were filed in this Court and were subsequently consolidated under the caption above, and are hereinafter referred to as the “Action.”
The operative complaint in the Action is the Consolidated Class Action Complaint dated October 28, 2005 (the “Complaint”). The Complaint generally alleges, among other things, that: (1) Zix
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and the Individual Defendants violated Section 10(b) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder by issuing false and misleading press releases and other statements regarding deployment of e-prescribing technology during the Class Period—October 30, 2003, through and including May 4, 2004—in a scheme to artificially inflate the value of Zix common stock; and (2) the Individual Defendants as control persons are liable under Section 20(a) of the Securities Exchange Act of 1934. The Complaint further alleges that Plaintiffs and other Class Members purchased Zix common stock during the Class Period and were damaged as a result thereof. Defendants deny that they did anything wrong.
The Action seeks money damages against the Defendants for violations of the federal securities laws. Defendants deny all allegations of misconduct contained in the Complaint, and deny having engaged in any wrongdoing whatsoever.
The Settlement shall in no event be construed or deemed to be evidence of or an admission or concession on the part of any Defendant with respect to any claim or of any fault or liability or wrongdoing or damage whatsoever, or any infirmity in the defenses that Defendants have asserted.
3. Why is this Action a class action?
In a class action, one or more people called Class Representatives (in this case Lead Plaintiffs Terry Shinabarker and Carlo D’Amico), sue on behalf of people who have similar claims, all these people are referred to collectively as a Class, or individually as Class Members. Bringing a case, such as this one, as a class action allows adjudication of many similar claims of persons and entities that might be economically too small to bring in individual actions. One court resolves the issues for all Class Members, except for those who exclude themselves from the Class.
4. Why is there a settlement?
The Court did not finally decide in favor of Plaintiffs or Defendants. Instead, both sides, with the assistance of two retired United States District Judges, Layn R. Phillips and Nicholas Politan, acting as mediators, agreed to a settlement. That way, they avoid the risk that the Class would not be certified, and the risks and cost of a trial, and the people affected will get compensation. The Class Representatives and Co-Lead Counsel think the settlement is best for all Class Members.
WHO IS IN THE SETTLEMENT
To see if you will get money from this settlement, you first have to decide if you are a Class Member.
5. How do I know if I am part of the settlement?
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The Court directed, for the purpose of the proposed settlement, that everyone who fits this description is a Class Member: all persons and entities who purchased or otherwise acquired Zix Corporation common stock between October 30, 2003, and May 4, 2004, inclusive, and who were damaged thereby.
6. Are there exceptions to being included in the Class?
Excluded from the Class are Defendants, the officers and directors of the company and its subsidiaries and affiliates at all relevant times, members of their immediate families and their legal representatives, heirs, successors or assigns and any entity in which any Defendant has or had a controlling interest.
If one of your mutual funds purchased or otherwise acquired shares of Zix common stock during the Class Period, that alone does not make you a Class Member. You are a Class Member only if you directly purchased or otherwise acquired shares of Zix common stock during the Class Period. Check your investment records or contact your broker to see if you purchased or otherwise acquired Zix common stock during the Class Period.
If you sold Zix common stock during the Class Period, that alone does not make you a Class Member. You are a Class Member only if you purchased or otherwise acquired your shares during the Class Period.
7. What if I am still not sure if I am included?
If you are still not sure whether you are included, you can ask for free help. You can call 866-523-4842 or visit www.zixsecuritiessettlement.com for more information. Or you can fill out and return the Proof of Claim and Release form described on page [                    ], in question 10, to see if you qualify.
THE SETTLEMENT BENEFITS—WHAT YOU GET
8. What does the settlement provide?
In exchange for the Settlement and dismissal of the Action, the Defendants have agreed to create a $5.6 million fund (before interest) to be divided, after deduction of Court-awarded attorneys’ fees and expenses and settlement administration costs, among all Class Members who send in valid Proof of Claim and Release (“Proof of Claim”) forms.
9. How much will my payment be?
Your share of the fund will depend on the total Recognized Claims represented by the valid Proof of Claim forms that Class Members send in, how many shares of Zix common stock you purchased and/or acquired, how much you paid for such shares, and when you purchased, acquired and whether or when you sold such shares, and if so for how much you sold them.
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You can calculate your Recognized Claim in accordance with the formula shown below in the Plan of Allocation. It is unlikely that you will get a payment for all of your Recognized Claim. After all Class Members have sent in their Proof of Claim forms, the payment you get will be a part of the Net Settlement Fund equal to your Recognized Claim divided by the total value of everyone’s Recognized Claims. See the Plan of Allocation beginning on page [___] for more information on your Recognized Claim.
HOW YOU OBTAIN A PAYMENT — SUBMITTING A PROOF OF CLAIM FORM
10. How can I get a payment?
To qualify for a payment, you must send in a Proof of Claim form. A Proof of Claim form is being disseminated with this Notice. You may also get a Proof of Claim form at www.zixsecuritiessettlement.com. Read the instructions carefully, fill out the Proof of Claim form, include all the documents the form asks for, sign it, and mail it postmarked no later than                          , 2008.
11.	When would I get my payment?
The Court will hold a hearing on                          , 2008, to decide whether to approve the settlement. If the Court approves the settlement, after that there may be appeals. It is always uncertain whether these appeals can be resolved, and resolving them can take time, perhaps more than a year. It also takes time for all the Proofs of Claim to be processed. Please be patient.
12.	What am I giving up to get a payment or to stay in the Class?
Unless you exclude yourself, you are staying in the Class, and that means that, upon the “Effective Date,” you will release all “Settled Claims” (as defined below) against the “Released Parties” (as defined below).
“Settled Claims” means any and all claims, debts, demands, rights, actions or causes of action, obligations, losses, damages, judgments, suits, or liabilities, matters and issues of any kind or nature whatsoever (including, but not limited to, any claims for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses or liability whatsoever), whether based on federal, state, local, statutory or common law or any other law, rule or regulation (including, without limitation, Sections 10 and 20 of the Securities Exchange Act of 1934, 15 U.S.C. §§ 78j, 78t, and Rule 10b-5 promulgated thereunder, other state or federal securities laws, rules or regulations, and any and all claims involving allegations of fraud, breach of any duty, negligence or otherwise), whether fixed or contingent, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, whether class, representative or individual in nature, including both known claims and Unknown Claims (as defined below), (i) that have been asserted in this Action by Lead Plaintiffs or any other Class Member against any of the Released Parties, or (ii) that could have been asserted in any forum by Lead Plaintiffs or any other Class Member
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against any of the Released Parties, arising out of, in connection with or directly or indirectly relating in any way to the allegations, transactions, facts, events, acts, matters or occurrences, representations or omissions involved, set forth, or referred to in the Complaint or any of the complaints filed in this Action and which relate in any way to the purchase or other acquisition of shares of the common stock of Zix during the Class Period. “Settled Claims” shall also include any and all claims arising out of, in connection with or relating in any way to the settlement or resolution of the Action, other than claims to enforce the terms of the Stipulation. “Settled Claims” does not mean or include claims, if any, against the Released Parties arising under the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq. (“ERISA”), which are not common to all Class Members.
“Unknown Claims” means any and all (i) Settled Claims which any Lead Plaintiff or Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Parties, and any (ii) Settled Defendants’ Claims which any Defendant does not know or suspect to exist in his, her or its favor, which, in each case of (i) and (ii), if known by him, her or it might have affected his, her or its decision(s) with respect to the Settlement. With respect to any and all Settled Claims and Settled Defendants’ Claims, the Parties stipulate and agree that upon the Effective Date, Lead Plaintiffs shall expressly waive and relinquish to the fullest extent permitted by law, and each Class Member shall be deemed to have waived and relinquished, and by operation of the Judgment shall have expressly waived and relinquished, any and all provisions, rights and benefits conferred by federal law, any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
It is the intention of Lead Plaintiffs and Defendants that, notwithstanding the provisions of Section 1542 or any similar provisions, rights and benefits conferred by law, and notwithstanding the possibility that Lead Plaintiffs, Defendants, or their counsel may discover or gain a more complete understanding of the facts, events or law that, if presently known or fully understood, would have affected the decision to enter into this Stipulation, any and all Settled Claims, including Unknown Claims, shall be fully, finally and forever settled. Lead Plaintiffs and Defendants acknowledge, and Class Members by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Settled Claims and Settled Defendants’ Claims were separately bargained for and was a key element of the Settlement.
“Released Parties” means any and all of Defendants, and any of their family members, heirs, assigns, executors, administrators, trustees, legal or personal representatives, successors in interest, general or limited partners or partnerships, estates, past or present subsidiaries, parents, predecessors, affiliates, owners, officers, directors, agents, employees, attorneys, advisors, associates, accountants, underwriters, investment bankers, consultants, insurers, and investment advisors and auditors, and any person, firm, trust, corporation, officer, director or other
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individual or entity in which any Defendant has an interest or which is related to or affiliated with any of the Defendants, and all persons acting by or on behalf of any of the foregoing.
The “Effective Date” will occur when an Order entered by the Court approving the Settlement becomes final and not subject to appeal as set out more fully in the Stipulation file with the Court.
If you remain a member of the Class, all of the Court’s orders will apply to you and legally bind you.
EXCLUDING YOURSELF FROM THE SETTLEMENT
If you do not want a payment from this Settlement, but you want to keep any right you may have to sue or continue to sue the Defendants and the other Released Parties, on your own, about the Settled Claims, then you must take steps to get out. This is called excluding yourself — or is sometimes referred to as “opting out” of the settlement Class. Defendants may withdraw from and terminate the Settlement if putative Class Members who purchased and/or acquired in excess of a certain number of Zix shares purchased/acquired during the Class Period exclude themselves from the Class.
13.	How do I get out of the proposed settlement?
To exclude yourself from the settlement Class, you must send a signed letter by mail stating that you “request exclusion from the Class in Brody v. Zix Corp., No. 3:04-CV-1931-K.” Your letter should state the date(s), price(s), and number(s) of shares of all your purchases, acquisitions, and sales of Zix common stock during the Class Period. In addition, be sure to include your name, address, telephone number, and your signature. Your request for exclusion must be received no later than                                         , 2008, to:
In re Zix Securities Settlement
c/o Epiq Systems
P.O. Box 4390
Portland, OR 97208-4390
You cannot exclude yourself by telephone or by e-mail. If you ask to be excluded, you will not get any settlement payment, and you cannot object to the settlement. You will not be legally bound by anything that happens in this lawsuit, and you may be able to sue (or continue to sue) Defendants and the other Released Parties in the future.
14.	If I do not exclude myself, can I sue the Defendants and the other Released Parties for the Settled Claims later?
No. Unless you exclude yourself, you give up any rights to sue Defendants and the other Released Parties for any and all Settled Claims. If you have a pending lawsuit speak to your lawyer in that case immediately. You must exclude yourself from this Class to continue your own lawsuit. Remember, the exclusion deadline is                                         , 2008.
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15. If I exclude myself, can I get money from the proposed settlement?
No. If you exclude yourself, do not send in a Proof of Claim form to ask for any money. But, you may exercise any right you may have to sue, continue to sue, or be part of a different lawsuit against Defendants and the other Released Parties regarding the Settled Claims.
THE LAWYERS REPRESENTING YOU
16. Do I have a lawyer in this case?
The Court ordered that the law firms of Schiffrin Barroway Topaz & Kessler, LLP, and Murray, Frank & Sailer LLP will represent all Class Members. These lawyers are called Co-Lead Counsel. You will not be separately charged for these lawyers. The Court will determine the amount of attorneys’ fees and expenses, which will be paid from the Gross Settlement Fund. If you want to be represented by your own lawyer, you may hire one at your own expense.
17. How will the lawyers be paid?
Co-Lead Counsel are moving the Court to award from the Gross Settlement Fund attorneys’ fees in a total amount not to exceed 33 ?% of the Gross Settlement Fund. Co-Lead Counsel will also move the Court for reimbursement of expenses incurred in connection with the prosecution of this Action not to exceed $200,000. Co-Lead Counsel have expended considerable time and effort in the prosecution of this litigation on a contingent fee basis, and have advanced the expenses of the litigation, in the expectation that if they were successful in obtaining a recovery for the Class they would be paid from such recovery. In this type of litigation it is customary for counsel to be awarded a percentage of the common fund recovery as their attorneys’ fees.
Lead Plaintiffs are also moving the Court to award a payment of up to $25,000 to Lead Plaintiffs, collectively, for their reasonable costs and expenses (including lost wages) directly relating to the representation of the Class.
Co-Lead Counsel, without further notice to the Class, will subsequently apply to the Court for payment of the Claims Administrator’s fees and expenses incurred in connection with giving notice, administering the settlement and distributing the settlement proceeds to the members of the Class.
OBJECTING TO THE SETTLEMENT
You can tell the Court that you do not agree with the settlement or some part of it.
18. How do I tell the Court that I do not like the proposed settlement, the Plan of Allocation, the application for attorneys’ fees and reimbursement of expenses or the application for reimbursement to Lead Plaintiffs?
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If you are a Class Member you can object to the Settlement or any of its terms, the proposed Plan of Allocation, the application by Co-Lead Counsel for an award of fees and expenses or Lead Plaintiffs’ application for reimbursement. You may write to the Court setting out your objection. You may give reasons why you think the Court should not approve any or all of the Settlement terms or arrangements. The Court will consider your views if you file a proper objection within the deadline identified, and according to the following procedures.
To object, you must send a signed letter stating that you object in the proposed settlement in Brody v. Zix Corp., No. 3:04-CV-1931-K. Be sure to include your name, address, telephone number, and your signature, identify the date(s), price(s), and number(s) of shares of all purchases, acquisitions, and sales of Zix common stock you made during the Class Period, and state the reasons why you object to the Settlement, the Plan of Allocation, the application for attorneys’ fees and reimbursement of expenses or the application for reimbursement to Lead Plaintiffs. Your objection must be filed with the Court and served on all the following on or before                                         , 2008:
COURT:
Clerk of the Court
United States District Court for the Northern District of Texas
Dallas Division
United States Courthouse
1100 Commerce, Room 1452
Dallas, Texas 75242
CO-LEAD COUNSEL:

Christopher L. Nelson, Esq.	Marvin Frank, Esq.
Schiffrin Barroway Topaz & Kessler, LLP	Murray Frank & Sailer LLP
280 King of Prussia Road	275 Madison Avenue, Suite 801
Radnor, Pennsylvania 19087	New York, NY 10116
DEFENDANTS’ COUNSEL:
Anne M. Rodgers, Esq.
Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, TX 77010-3095
You do not need to go to the Settlement Fairness Hearing to have your written objection considered by the Court. At the Settlement Fairness Hearing, any Class Member who has not previously submitted a request for exclusion from the Class and who has complied with the procedures set out in this question 18 and question 22 below for filing with the Court and providing to the counsel for Plaintiffs and Defendants a statement of an intention to appear at the Settlement Fairness Hearing may also appear and be heard, to the extent allowed by the Court, to state any objection to the Settlement, the Plan of Allocation, Co-Lead Counsel’s motion for an award of attorneys’ fees and reimbursement of expenses or Lead Plaintiffs’ application for reimbursement of time and expenses. Any such objector may appear in person or arrange, at that objector’s expense, for a lawyer to represent the objector at the Settlement Fairness Hearing.
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19. What is the difference between objecting and excluding?
Objecting is simply telling the Court that you do not like something about the proposed settlement. You can object only if you stay in the Class. Excluding yourself is telling the Court that you do not want to be part of the Class. If you exclude yourself, you have no basis to object because the case no longer affects you.
THE COURT’S SETTLEMENT FAIRNESS HEARING
The Court will hold a hearing to decide whether to approve the proposed settlement. You may attend and you may ask to speak, but you do not have to.
20. When and where will the Court decide whether to approve the proposed settlement?
The Court will hold a Settlement Fairness Hearing at                     .m. on          day,                     , 2008, at the United States District Court for the Northern District of Texas, Dallas Division, 1100 Commerce Street, Dallas, Texas 75242. At this hearing the Court will consider whether the settlement is fair, reasonable and adequate. At the Settlement Fairness Hearing, the Court also will consider the proposed Plan of Allocation for the proceeds of the Settlement, the application of Co-Lead Counsel for attorneys’ fees and reimbursement of expenses and Lead Plaintiffs’ application for reimbursement of time and expenses. The Court will take into consideration any written objections filed in accordance with the instructions at question 18. The Court also may listen to people who have properly indicated, within the deadline identified above, an intention to speak at the hearing; but decisions regarding the conduct of the hearing will be made by the Court. See question 22 for more information about speaking at the hearing. The Court may decide these issues during the Settlement Fairness Hearing or afterwards. We do not know how long these decisions will take.
You should be aware that the Court can and may change the date and time of the Settlement Fairness Hearing without notice to the Class. Thus, if you want to come to the hearing, you should check with Co-Lead Counsel before coming to be sure that the date and/or time has not changed.
21. Do I have to come to the hearing?
No. Co-Lead Counsel will answer questions the Court may have. But, you are welcome to come at your own expense. If you send an objection, you do not have to come to Court to talk about it. As long as you filed your written objection on time, the Court will consider it. You may also pay your own lawyer to attend, but it is not necessary. Class Members do not need to appear at the hearing or take any other action to indicate their approval.
22. May I speak at the hearing?
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If you object to the Settlement, you may ask the Court for permission to speak at the Settlement Fairness Hearing. To do so, you must include with your objection (see question 18 above) a statement stating that it is your “Notice of Intention to Appear in Brody v. Zix Corp., No. 3:04-CV-1931-K.” Persons or entities who intend to object to the Settlement, the Plan of Allocation, counsel’s application for an award of attorneys’ fees and expenses and/or Lead Plaintiffs’ application for reimbursement of time and expenses and desire to present evidence at the Settlement Fairness Hearing must include in their written objections the identity of any witness they may call to testify and exhibits they intend to introduce into evidence at the Settlement Fairness Hearing. You cannot speak at the hearing if you excluded yourself from the Class or if you have not provided written notice of your intention to speak at the Settlement Fairness Hearing by the deadline identified, and in accordance with the procedures described in questions 18 and 20 above.
IF YOU DO NOTHING
23.	What happens if I do nothing at all?
If you do nothing, you will get no money from this settlement and you will be precluded from starting a lawsuit, continuing with a lawsuit, or being part of any other lawsuit against the Defendants and the other Released Parties about the Settled Claims in this case, ever again. To share in the Net Settlement Fund you must submit a Proof of Claim form (see question 10). To start, continue or be a part of any other lawsuit against the Defendants and the other Released Parties about the Settled Claims in this case you must exclude yourself from this Class (see question 13).
GETTING MORE INFORMATION
24.	Are there more details about the proposed settlement?
This notice summarizes the proposed settlement. More details are in a Stipulation and Agreement of Settlement dated March 7, 2008 (the “Stipulation”). You can get a copy of the Stipulation by writing to Co-Lead Counsel, or by visiting www.zixsecuritiessettlement.com.
You also can call the Claims Administrator toll free at 866-523-4842; write to:
In re Zix Securities Settlement
c/o Epiq Systems
P.O. Box 4390
Portland, OR 97208-4390
or visit the website at www.zixsecuritiessettlement.corn, where you will find answers to common questions about the settlement, a Proof of Claim form, plus other information to help you determine whether you are a Class Member and whether you are eligible for a payment.
25.	How do I get more information?
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For even more detailed information concerning the matters involved in this Action, reference is made to the pleadings, to the Stipulation, to the Orders entered by the Court and to the other papers filed in the Action, which may be inspected at the Office of the Clerk of the United States District Court for the Northern District of Texas, Dallas Division, 1100 Commerce Street, Dallas, Texas 75242, during regular business hours.
PLAN OF ALLOCATION OF NET SETTLEMENT FUND AMONG CLASS MEMBERS
The $5,600,000 Cash Settlement Amount and the interest earned thereon shall be the Gross Settlement Fund. The Gross Settlement Fund, less all taxes, approved costs, attorneys’ fees and expenses and reimbursement to Lead Plaintiffs (the “Net Settlement Fund”) shall be distributed to members of the Class who submit acceptable Proofs of Claim (“Authorized Claimants”).
The Claims Administrator shall determine each Authorized Claimant’s pro rata share of the Net Settlement Fund based upon each Authorized Claimant’s “Recognized Claim.” The Recognized Claim formula is not intended to be an estimate of the amount of what a Class Member might have been able to recover after a trial; nor is it an estimate of the amount that will be paid to Authorized Claimants pursuant to the settlement. The Recognized Claim formula is the basis upon which the Net Settlement Fund will be proportionately allocated to the Authorized Claimants. The Plan of Allocation is a matter separate and apart from the proposed Settlement, and any decision by the Court concerning the Plan of Allocation shall not affect the validity or finality of the proposed Settlement. The Plan of Allocation may be modified in connection with, among other things, a ruling by the Court, an objection filed by a Class Member, without further notice to the Class. The following proposed Plan of Allocation reflects Plaintiffs’ allegations that the price of Zix common stock was inflated artificially, by reason of false and misleading statements made by the Defendants. Defendants deny any allegations of wrongdoing.
The artificial inflation allegedly began on October 30, 2003 after Zix issued a press release announcing its third quarter 2003 results. Plaintiffs allege that this press release, and subsequent statements throughout the Class Period, made materially false and misleading representations and omissions about the business, management, and operations of Zix. Plaintiffs allege that the artificial inflation was eliminated during the two-day period after the market close on May 4, 2004, when Zix issued a press release announcing its first quarter 2004 results.
For the purpose of calculating a Recognized Claim, the following formula shall apply:
For shares of common stock purchased or otherwise acquired between October 30, 2003 and the close of trading on May 4,2004:
A.	For shares sold between October 30, 2003 and the close of trading on May 4, 2004, there shall be no Recognized Loss.

B.	For shares sold between the opening of trading on May 5, 2004 and the close of trading August 2, 2004, the Recognized Loss shall be the lesser of:
(i)	the inflation per share at the time of purchase minus the inflation per share at the time of sale (where inflation per share at the time of purchase shall be the
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purchase price times the inflation percentage on the date of purchase and the inflation per share at the time of sale shall be the sale price times the inflation percentage on the date of sale), such inflation percentages and prices as set forth on the Tables below;

(ii)	the purchase price minus the sale price; and

(iii)	the purchase price per share minus the average closing price per share up to the date of sale as set forth in Table 2.
C.	For shares held through the close of trading August 2, 2004, the Recognized Loss shall be the lesser of:
(i)	the inflation per share at the time of purchase (where inflation per share at the time of purchase shall be the purchase price times the inflation percentage on the date of purchase and the inflation per share at the time of sale shall be the sale price times the inflation percentage on the date of sale), such inflation percentages and prices as set forth on the Tables below; and

(ii)	the purchase price per share minus the average closing price per share from the disclosure at the end of the Class Period, on May 4, 2004, through August 2, 2004 of $7.33, as noted on Table II.
Table 1: Inflation as a Percentage of the Share Price

			Inflation
Period	Start Date	End Date	Percentage
1	10/31/03	1/19/04	8.5%
2	1/20/04	1/20/04	12.6%
3	1/21/04	1/25/04	15.8%
4	1/26/04	4/11/04	19.0%
5	4/12/04	5/4/04	24.1%
6	5/5/04	5/5/04	17.5%
7	5/6/04	Current	0.0%
Table 2: Average Closing Prices for the 90 Days After the Close of the Class Period

	Closing	Average
Date	Price	Closing Price
5/5/2004	11.49	11.49
5/6/2004	8.89	10.19
5/7/2004	8.69	. 9.69
5/10/2004	7.79	9.22
5/11/2004	7.84	8.94
5/12/2004	8.33	8.84
5/13/2004	7.85	8.70
5/14/2004	7.10	8.50
5/17/2004	7.17	8.35
5/18/2004	6.59	8.17
5/19/2004	7.30	8.09
5/20/2004	6.78	7.99
5/21/2004	6.84	7.90
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	Closing	Average
Date	Price	Closing Price
5/24/2004	7.11	7.84
5/25/2004	7.57	7.82
5/26/2004	7.50	7.80
5/27/2004	7.95	7.81
5/28/2004	8.94	7.87
6/1/2004	8.49	7.91
6/2/2004	8.83	7.95
6/3/2004	8.43	7.98
6/4/2004	8.05	7.98
6/7/2004	8.29	7.99
6/8/2004	8.43	8.01
6/9/2004	8.20	8.02
6/10/2004	8.09	8.02
6/14/2004	7.91	8.02
6/15/2004	8.00	8.02
6/16/2004	8.50	8.03
6/17/2004	8.41	8.05
6/18/2004	8.50	8.06
6/21/2004	8.12	8.06
6/22/2004	8.39	8.07
6/23/2004	8.40	8.08
6/24/2004	8.37	8.09
6/25/2004	8.66	8.11
6/28/2004	8.03	8.10
6/29/2004	7.65	8.09
6/30/2004	7.89	8.09
7/1/2004	7.70	8.08
7/2/2004	7.59	8.06
7/6/2004	7.18	8.04
7/7/2004	6.80	8.01
7/8/2004	5.96	7.97
7/9/2004	6.03	7.93
7/12/2004	5.63	7.88
7/13/2004	6.00	7.84
7/14/2004	5.90	7.80
7/15/2004	5.67	7.75
7/16/2004	5.81	7.71
7/19/2004	5.43	7.67
7/20/2004	5.77	7.63
7/21/2004	6.03	7.60
7/22/2004	5.86	7.57
7/23/2004	5.44	7.53
7/26/2004	4.96	7.48
7/27/2004	5.43	7.45
7/28/2004	5.39	7.41
7/29/2004	5.77	7.39
7/30/2004	5.86	7.36
8/2/2004	5.72	7.33
In the event a Class Member has more than one purchase, acquisition, or sale of Zix common stock, all purchases, acquisitions, and sales shall be matched on a First In First Out (“FIFO”) basis, Class Period sales will be matched first against any shares held at the beginning of the Class Period and then against purchases or acquisitions in chronological order. A purchase,
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acquisition, or sale of Zix common stock shall be deemed to have occurred on the “contract” or “trade” date as opposed to the “settlement” or “payment” date. The receipt or grant by gift, devise or operation of law of Zix common stock during the Class Period shall not be deemed a purchase, acquisition, or sale of Zix common stock for the calculation of an Authorized claimant’s Recognized Claim nor shall it be deemed an assignment of any claim relating to the purchase or acquisition of such shares unless specifically provided in the instrument of gift or assignment.
To the extent a claimant had a gain from his, her or its overall transactions in Zix common stock during the Class Period, the value of the Recognized Claim will be zero. To the extent that a claimant suffered an overall loss on his, her or its overall transactions in Zix common stock during the Class Period, but that loss was less than the Recognized Claim calculated above, then the Recognized Claim shall be limited to the amount of the actual loss.
For purposes of determining whether a claimant had a gain from his, her or its overall transactions in Zix common stock during the Class Period or suffered a loss, the Claims Administrator shall: (i) total the amount paid for all Zix common stock purchased/acquired during the Class Period by the claimant (the “Total Purchase Amount”); (ii) match any sales of Zix common stock during the Class Period first against the claimant’s opening position in the stock (the proceeds of those sales will not be considered for purposes of calculating gains or losses); (iii) total the amount received for sales of the remaining shares of Zix common stock sold during the Class Period (the “Sales Proceeds”); and (iv) ascribe a $7.33 per share holding value for the number of shares of Zix common stock purchased or acquired during the Class Period and still held at the close of trading on August 2, 2004 [the last trading day for the 90-days after the end of the Class Period] (“Holding Value”). The difference between (x) the Total Purchase Amount ((i) above) and (y) the sum of the Sales Proceeds ((iii) above) and the Holding Value ((iv) above) will be deemed a claimant’s gain or loss on his, her or its overall transactions in Zix common stock during the Class Period.
Each Authorized Claimant shall be allocated a pro rota share of the Net Settlement Fund based on his, her or its Recognized Claim as compared to the total Recognized Claims of all Authorized Claimants.
Class Members who do not submit acceptable Proof of Claim forms will not share in the settlement proceeds. Class Members who do not either submit a request for exclusion or submit an acceptable Proof of Claim form will nevertheless be bound by the settlement and the Judgment of the Court dismissing this Action.
Distributions will be made to Authorized Claimants after all claims have been processed and after the Court has finally approved the settlement. If any funds remain in the Net Settlement Fund by reason of un-cashed distributions or otherwise, then, after the Claims Administrator has made reasonable and diligent efforts to have Class Members who are entitled to participate in the distribution of the Net Settlement Fund cash their distributions, any balance remaining in the Net Settlement Fund one (1) year after the initial distribution of such funds shall be re-distributed to Class Members who have cashed their initial distributions and who would receive at least $10.00 from such re-distribution, after payment of any unpaid costs or fees incurred in administering the Net Settlement Fund for such re-distribution. If after six (6) months after such re-distribution
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any funds shall remain in the Net Settlement Fund, then such balance shall be contributed to non-sectarian, not-for-profit, 501(c)(3) organization(s) designated by Co-Lead Counsel.
Plaintiffs, Defendants, their respective counsel, and all other Released Parties shall have no responsibility for or liability whatsoever for the investment or distribution of the Settlement Fund, the Net Settlement Fund, the Plan of Allocation or the determination, administration, calculation, or payment of any Proof of Claim or non-performance of the Claims Administrator, the payment or withholding of taxes owed by the Settlement Fund or any losses incurred in connection therewith,
SPECIAL NOTICE TO SECURITIES BROKERS AND OTHER NOMINEES
If you purchased or otherwise acquired Zix common stock (NASDAQ ticker: ZIXI; CUSIP 98974P100) between October 30, 2003 and May 4, 2004, inclusive, for the beneficial interest of a person or organization other than yourself, the Court has directed that, WITHIN SEVEN (7) DAYS OF YOUR RECEIPT OF THIS NOTICE, you either (a) provide to the Claims Administrator the name and last known address of each person or organization for whom or which you purchased or otherwise acquired Zix common stock during such time period or (b) request additional copies of this Notice and the Proof of Claim form, which will be provided to you free of charge, and within seven (7) days mail the Notice and Proof of Claim form directly to the beneficial owners of that Zix common stock. If you choose to follow alternative procedure (b), the Court has directed that, upon such mailing, you send a statement to the Claims Administrator confirming that the mailing was made as directed. You are entitled to reimbursement from the Settlement Fund of your reasonable expenses actually incurred in connection with the foregoing, including reimbursement of postage expense and the cost of ascertaining the names and addresses of beneficial owners. Those expenses will be paid upon request and submission of appropriate supporting documentation. All communications concerning the foregoing should be addressed to the Claims Administrator:
In re Zix Securities Settlement
c/o Epiq Systems
P.O. Box 4390
Portland, OR 97208-4390
Dated: Dallas, Texas
                                        , 2008

By Order of the Court
CLERK OF THE COURT

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EXHIBIT A(2)

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UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

MATT BRODY,	§
§
Plaintiff,	§	Cause No. 3-04-CV-1931-K
§
§
ZIX CORPORATION, et al.,	§	ECF
§
Defendants.	§
PROOF OF CLAIM AND RELEASE
DEADLINE FOR SUBMISSION:                                         , 2008.
IF YOU PURCHASED OR OTHERWISE ACQUIRED THE COMMON STOCK OF ZIX CORPORATION (“ZIX”) BETWEEN OCTOBER 30, 2003 AND MAY 4, 2004, INCLUSIVE (“CLASS PERIOD”), AND WERE DAMAGED THEREBY, YOU ARE A “CLASS MEMBER” AND YOU MAY BE ENTITLED TO SHARE IN THE SETTLEMENT PROCEEDS.
Excluded from the Class are Defendants, the officers and directors of the company and its subsidiaries and affiliates at all relevant times, members of their immediate families and their legal representatives, heirs, successors or assigns and any entity in which Defendants have or had a controlling interest.
IF YOU ARE A CLASS MEMBER, YOU MUST COMPLETE AND SUBMIT THIS FORM IN ORDER TO BE ELIGIBLE FOR ANY SETTLEMENT BENEFITS.
YOU MUST COMPLETE AND SIGN THIS PROOF OF CLAIM AND MAIL IT BY FIRST CLASS MAIL, POSTMARKED NO LATER THAN                     , 2008 TO THE FOLLOWING ADDRESS:
In re Zix Securities Settlement
c/o Epiq Systems
P.O. Box 4390
Portland, OR 97208-4390
YOUR FAILURE TO SUBMIT YOUR CLAIM BY                                         , 2008 WILL SUBJECT YOUR CLAIM TO REJECTION AND PRECLUDE YOUR RECEIVING ANY MONEY IN CONNECTION WITH THE SETTLEMENT OF THIS LITIGATION. DO NOT MAIL OR DELIVER YOUR CLAIM TO THE COURT OR TO ANY OF THE PARTIES OR THEIR COUNSEL AS ANY SUCH CLAIM WILL BE DEEMED NOT TO HAVE BEEN SUBMITTED. SUBMIT YOUR CLAIM ONLY TO THE CLAIMS ADMINISTRATOR.
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Case 3:04-cv-01931	Document 135	Filed 03/11/2008	Page 69 of 88
CLAIMANT’S STATEMENT
     1. I affirm that I purchased or otherwise acquired the common stock of Zix Corporation between October 30, 2003 and May 4, 2004, inclusive, and was damaged thereby. (Do not submit this Proof of Claim if you did not purchase or otherwise acquire Zix common stock during this period).
     2. By submitting this Proof of Claim, I state that I believe in good faith that I am a Class Member as defined above and in the Notice of Pendency of Class Action and Proposed Settlement, Motion for Attorneys’ Fees and Settlement Fairness Hearing (the “Notice”), or am acting for such person; that I am not a Defendant or anyone excluded from the Class; that I have read and understand the Notice; that I believe that I am entitled to receive a share of the Net Settlement Fund; and that I have not filed a request for exclusion. (If you are acting in a representative capacity on behalf of a Class Member (e.g., as an executor, administrator, trustee, or other representative), you must submit evidence of your current authority to act on behalf of that Class Member. Such evidence would include, for example, letters testamentary, letters of administration, or a copy of the trust documents.)
     3. I consent to the jurisdiction of the Court with respect to all questions concerning the validity of this Proof of Claim. I understand and agree that my claim may be subject to investigation and discovery under the Federal Rules of Civil Procedure, provided that such investigation and discovery shall be limited to my status as a Class Member and the validity and amount of my claim. No discovery shall be allowed on the merits of the Action or Settlement in connection with processing of the Proofs of Claim.
     4. I have set forth where requested below all relevant information with respect to each purchase or other acquisition of Zix common stock during the Class Period, and each sale,
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if any, of such stock. I agree to furnish additional information (including other transactions in Zix) to the Claims Administrator to support this claim if requested to do so.
     5. I have enclosed photocopies of the stockbroker’s confirmation slips, stockbroker’s statements, or other documents evidencing each purchase, acquisition, sale or retention of Zix common stock listed below in support of my claim. (IF ANY SUCH DOCUMENTS ARE NOT IN YOUR POSSESSION, PLEASE OBTAIN A COPY OR EQUIVALENT DOCUMENTS FROM YOUR BROKER BECAUSE THESE DOCUMENTS ARE NECESSARY TO PROVE AND PROCESS YOUR CLAIM.)
     6. I understand that the information contained in this Proof of Claim is subject to such verification as the Claims Administrator may request or as the Court may direct, and I agree to cooperate in any such verification. (The information requested herein is designed to provide the minimum amount of information necessary to process most simple claims. The Claims Administrator may request additional information as required to efficiently and reliably calculate your Recognized Claim. In some cases the Claims Administrator may condition acceptance of the claim based upon the production of additional information, including, where applicable, information concerning transactions in any derivatives of the subject securities such as options.)
     7. Upon the occurrence of the Effective Date, I agree and acknowledge that my signature hereto will constitute a full and complete release, remise and discharge by me and my heirs, executors, administrators, predecessors, successors, and assigns (or, if I am submitting this Proof of Claim on behalf of a corporation, a partnership, estate or one or more other persons, by it, him, her or them, and by its, his, her or their heirs, executors, administrators, predecessors, successors, and assigns) of each of the “Released Parties” of all “Settled Claims,” as defined in the Notice.
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     8. NOTICE REGARDING ELECTRONIC FILES: Certain claimants with large numbers of transactions may request to, or may be requested to, submit information regarding their transactions in electronic files. All claimants MUST submit a manually signed paper Proof of Claim form listing all their transactions whether or not they also submit electronic copies. If you wish to file your claim electronically, you must contact the Claims Administrator at 866-523-4842 or visit their- website at www.zixsecuritiessettlement.com to obtain the required file format. No electronic files will be considered to have been properly submitted unless the Claims Administrator issues to the claimant a written acknowledgment of receipt and acceptance of electronically submitted data.
     9. Statement of Claim
CLAIMANT IDENTIFICATION

Beneficial Owner’s Name (First, Middle, Last) / Joint Owner’s Name

Street Address

City	State Zip Code

Foreign Province	Foreign Country

(Daytime)

Area Code	Telephone Number

(Evening)

Area Code	Telephone Number
Check appropriate box (check only one box):
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Case 3:04-cv-01931	Document 135	Filed 03/11/2008	Page 72 of 88

☐ Individual/Sole Proprietor	☐ Joint Owners	☐ Pension Plan
☐ Corporation	☐ Partnership	☐ Trust
☐ IRA	☐ Other (describe: )
NOTE: Separate Proofs of Claim should be submitted for each separate legal entity (e.g. a claim from Joint Owners should not include separate transactions of just one of the Joint Owners, an individual should not combine his or her IRA transactions with transactions made solely in the Individual’s name). Conversely, a single Proof of Claim should be submitted on behalf of one legal entity including all transactions made by that entity no matter how many separate accounts that entity has (e.g. a Corporation with multiple brokerage accounts should include all transactions made in RAC common stock during the Class Period on one Proof of Claim, no matter how many accounts the transactions were made in.)

Social Security Number	or	Taxpayer Identification Number

Record Owner’s Name (if different from beneficial owner listed above)
     10. OPENING POSITION: At the close of business on October 30, 2003, I owned                      shares of Zix common stock (If none, write “zero” or “0”) (If other than zero, must be documented).
     11. PURCHASES/ACQUISITIONS DURING THE CLASS PERIOD: I made the following purchases/acquisitions of Zix common stock during the period between October 30, 2003 and May 4,2004, inclusive (must be documented):

Aggregate Cost
	Number of Shares of	Purchase/Acquisition	(including
Date(s) of Purchase/Acquisition (List	Common Stock	Price Per Share of	commissions, taxes,
Chronologically) (Month/Day/Year)	Purchased/Acquired	Common Stock	and fees)
__/ ___/ ___		$	$
__/ ___/ ___		$	$
__/ ___/ ___		$	$
__/ ___/ ___		$	$
__/ ___/ ___		$	$
     12. POST-CLASS PERIOD PURCHASES/ACQUISITIONS: During the period between May 4, 2004 and August 2, 2004, inclusive [the 90-day period after the end of the Class
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Period], I purchased/acquired a total of                      shares of Zix common stock (If none, write “zero” or “0”) (If other than zero, must be documented).
     13. SALES: I made the following sales of Zix common stock during the period between October 30, 2003 and August 2, 2004, inclusive (must be documented):

Amount Received
Date(s) of Sale (List	Number of Shares of	Sale Price Per Share	(net of commissions,
Chronologically) (Month/Day/Year)	Common Stock Sold	of Common Stock	taxes, and fees)
__/ ___/ ___		$	$
__/ ___/ ___		$	$
__/ ___/ ___		$	$
__/ ___/ ___		$	$
__/ ___/ ___		$	$
     14. CLOSING POSITION: At the close of trading on May 4, 2004, I owned                      shares of Zix common stock (If none, write 0). At the close of trading on August 2, 2004, I owned                      shares of Zix common stock (If none, write “zero” or “0”) (If other than zero, must be documented).
IF YOU NEED ADDITIONAL SPACE TO LIST YOUR TRANSACTIONS PHOTOCOPY THIS PAGE.
     15. Request for Taxpayer Identification Number:
     Enter taxpayer identification number below for the Beneficial Owner(s). For most individuals, this is your Social Security Number. The Internal Revenue Service (“I.R.S.”) requires such taxpayer identification number. If you fail to provide this information, your claim may be rejected.

Social Security Number (for individuals) or

Taxpayer Identification Number (for estates, trusts, corporations, etc.)
     16. Certification
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     I (We) certify that I am (we are) NOT subject to backup withholding under the provisions of Section 3406 (a)(1)(c) of the Internal Revenue Code because: (a) I am (We are) exempt from backup withholding, or (b) I (We) have not been notified by the I.R.S. that I am (we are) subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the I.R.S. has notified me (us) that I am (we are) no longer subject to backup withholding.
     NOTE: If you have been notified by the I.R.S. that you are subject to backup withholding, please strike out the language that you are not subject to backup withholding in the certification above.
     UNDER THE PENALTIES OF PERJURY, I (WE) CERTIFY THAT ALL OF THE INFORMATION I (WE) PROVIDED ON THIS PROOF OF CLAIM FORM IS TRUE, CORRECT AND COMPLETE.
Date:

Signature of Claimant (If this claim is being made on behalf of Joint Claimants, then each must sign)

(Signature)

(Signature)

(Capacity of person(s) signing, e.g. beneficial purchaser(s), executor, administrator, trustee, etc.)

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     THIS PROOF OF CLAIM MUST BE SUBMITTED NO LATER THAN                                         , 2008, AND MUST BE MAILED TO:
In re Zix Securities Settlement
c/o Epiq Systems
P.O. Box 4390
Portland, OR 97208-4390
     A Proof of Claim received by the Claims Administrator shall be deemed to have been submitted when posted, if mailed by                                         , 2008, and if a postmark is indicated on the envelope and it is mailed first class, and addressed in accordance with the above instructions. In all other cases, a Proof of Claim shall be deemed to have been submitted when actually received by the Claims Administrator.
     You should be aware that it will take a significant amount of time to process fully all of the Proofs of Claim and to administer the Settlement. This work will be completed as promptly as time permits, given the need to investigate and tabulate each Proof of Claim. Please notify the Claims Administrator of any change of address.
REMINDER CHECKLIST

1.	☐	Please be sure to sign this Proof of Claim on page [___]. If this Proof of Claim is submitted on behalf of joint claimants, then both claimants must sign.

2.	☐	Please remember to attach supporting documents. Do NOT send any stock certificates. Keep copies of everything you submit.

3.	☐	Do NOT use highlighter on the Proof of Claim or any supporting documents.

4.	☐	If you move after submitting this Proof of Claim, please notify the Claims Administrator of the change in your address.
NOTE: RECEIPT ACKNOWLEDGMENT NEEDED
     The Claims Administrator will send a written confirmation of its receipt of your Proof of Claim. Do not assume your claim is submitted until Yours truly, receive written confirmation of its receipt. Your claim is not deemed fully filed until the Claims Administrator sends you written confirmation of its receipt of your Proof of Claim. If you do not receive an acknowledgement postcard within thirty (30) days of your mailing the Proof of Claim, then please call the Claims Administrator toll free at 866-523-4842.
APP 75

EXHIBIT A(3)

Case 3:04-cv-01931	Document 135	Filed 03/11/2008	Page 77 of 88
UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

MATT BRODY,	§
§
Plaintiff,	§	Cause No. 3-04-CV-1931-K
§
§
ZIX CORPORATION, et al.,	§	ECF
§
Defendants.	§
SUMMARY NOTICE OF PENDENCY OF CLASS ACTION AND
PROPOSED SETTLEMENT
TO:	ALL PERSONS AND ENTITIES WHO PURCHASED OR OTHERWISE ACQUIRED ZIX CORPORATION COMMON STOCK BETWEEN OCTOBER 30, 2003 AND MAY 4, 2004, INCLUSIVE, AND WHO WERE DAMAGED THEREBY (THE “CLASS”).
     YOU ARE HEREBY NOTIFIED that the above-captioned action has been certified as a class action for certain purposes and that a settlement for Five Million Six Hundred Thousand Dollars ($5,600,000) has been proposed. A hearing will be held before the Honorable Ed Kinkeade in the United States District Court for the Northern District of Texas, Dallas Division, United States Courthouse, 1100 Commerce Street, Dallas, Texas 75242, at         :                .m., on                                         , 2008 to determine whether: (1) the proposed settlement should be approved by the Court as fair, reasonable and adequate; (2) Co-Lead Counsel’s application for an award of attorneys’ fees and reimbursement of expenses should be approved; (3) the application of the Lead Plaintiffs for their reasonable costs and expenses (including lost wages) relating to their representation of the Class should be approved; and (4) the claims against Defendants should be dismissed with prejudice.
     IF YOU ARE A MEMBER OF THE CLASS DESCRIBED ABOVE, YOUR RIGHTS WILL BE AFFECTED AND YOU MAY BE ENTITLED TO SHARE IN THE SETTLEMENT
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FUND. If you have not yet received the full printed Notice of Pendency of Class Action and Proposed Settlement, Motion for Attorneys’ Fees and Settlement Fairness Hearing (the “Notice”) and Proof of Claim and Release form (“Proof of Claim”) you may obtain copies of these documents by contacting:
In re Zix Securities Settlement
c/o Epiq Systems
Claims Administrator
P.O. Box 4390
Portland, OR 97208-4390
(866) 523-4842
     Inquiries, other than requests for the forms of Notice and Proof of Claim, may be made to
Co-Lead Counsel:
Christopher L. Nelson, Esq.
Schiffrin Barroway Topaz & Kessler, LLP
280 King of Prussia Road
Radnor, PA 19087
Marvin Frank, Esq.
Murray Frank & Sailer LLP
275 Madison Avenue, Suite 801 New
York, NY 10016
     To participate in the Settlement, you must submit a Proof of Claim no later than                                         , 2008. As more fully described in the Notice, the deadline for submitting objections and requests for exclusions is                                         , 2008.
     Further information may also be obtained by directing your inquiry in writing to the Claims Administrator, Epiq Systems, at the address listed above.

By Order of The Court

APP 78

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